Exhibit 21
Subsidiaries of the Registrant

Parent
Home Federal Bancorp, Inc.

Subsidiaries	Percentage Owned	State or Other Jurisdiction of Incorporation or Organization
Home Federal Bank	100%	United States
Idaho Home Service Corporation (1)	100%	Idaho
Community First Real Estate, LLC(1)	100%	Oregon
Liberty Funding, Inc. (1)	100%	Oregon
Liberty Insurance Services, Inc. (1)	100%	Oregon
Commercial Equipment Lease Corporation(1)	100%	Oregon
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(1)     This corporation is a wholly owned subsidiary of Home Federal Bank.